                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  July 15, 2002

                             IBERIABANK CORPORATION
                             ----------------------
               (Exact name of Registrant as Specified in Charter)

          Louisiana                                 0-25756                         72-1280718
          ---------                                 -------                         ----------
(State or Other Jurisdiction                      (Commission                    (I.R.S. Employer
      of Incorporation)                           File Number)                 Identification No.)


           1101 East Admiral Doyle Drive, New Iberia, Louisiana 70560
           ----------------------------------------------------------
                    (Address of Principal Executive Offices)

                                 (337) 267-4458
                                 --------------
               Registrant's telephone number, including area code

                                 Not Applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)




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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         Exhibit 99.1 Press Release dated July 15, 2002, with respect to the Registrant's unaudited financial results for the second quarter and six months ended June 30, 2002.

Item 9.  Regulation FD Disclosure

         On July 15, 2002, the Registrant issued a press release announcing earnings of $4.6 million and $9.0 million for the second quarter and six months ended June 30, 2002, respectively. A copy of the press release, including unaudited financial information released as a part thereof, is attached as
Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in
Item 9.

         On July 15, 2002, the Registrant reaffirmed guidance of $2.93 to $2.98 per share fully diluted EPS for fiscal 2002. The range includes the effect of FAS 142, Goodwill and Other Intangible Assets, which changes the accounting for goodwill from an amortization method to an impairment-only method. Assuming discontinued amortization of current goodwill, the Registrant continues to estimate the addition to annual fully diluted EPS as a result of FAS 142 to be approximately $0.33 per share, or approximately $0.08 per share quarterly.

         All acquisitions by the Registrant to date have been accounted for under APB 16, which is being superceded by FAS 141 and 142. As a result of FASB announcements in November 2001 and May 2002 concerning the applicability of FAS 72 to certain banking acquisitions, the Registrant has reviewed its accounting for previous acquisition transactions. At the present time, the Registrant continues to believe that FAS 72 is not applicable to those acquisitions. Until the issues surrounding the final resolution of FAS 72 are resolved, it remains uncertain what the financial impact on the Registrant, if any, will be.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       IBERIABANK CORPORATION



DATE:  July 15, 2002                   By:  /s/  Daryl G. Byrd
       -------------                        ------------------------------------
                                              Daryl G. Byrd
                                              President and Chief Executive
                                               Officer

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